Exhibit 99.1

Oncothyreon Reports Third Quarter 2011 Financial Results

Company to Hold Conference Call at 4:30 p.m. EST Today

SEATTLE, WASHINGTON – November 8, 2011 – Oncothyreon Inc. (NASDAQ: ONTY) today reported financial results for the third quarter ending September 30, 2011.

Net loss from operations increased to $6.4 million in the third quarter of 2011 from $4.3 million in the third quarter of 2010, and to $18.1 million for the nine months ended September 30, 2011 compared to $14.5 million for the comparable period in 2010. This increase in net loss from operations for the three and nine months ended September 30, 2011 compared to prior year periods was primarily the result of increased research and development expenses offset in part by a decrease in general and administrative expenses.

Research and development expenses increased to $5.4 million in the third quarter of 2011 from $2.7 million in the third quarter of 2010, and to $13.8 million for the first nine months of 2011 from $8.1 million for the first nine months of 2010, reflecting increased development activity for Oncothyreon’s product candidates, PX-866 and ONT-10, and the upfront license payment to the Sanford Burnham Medical Research Institute for the in-licensing of an anti-Bcl-2 preclinical compound, which was announced in September 2011. General and administrative expenses decreased to $1.1 million in the third quarter of 2011 from $1.7 million in the third quarter of 2010, and to $4.5 million for the first nine months of 2011 from $6.4 million for the first nine months of 2010. The decrease in general and administrative expenses for the nine month period was primarily the result of a decrease in legal, accounting and consulting expenses related to regulatory compliance relative to the prior period.

Net income for the three months ended September 30, 2011 was $9.9 million, or $0.24 per basic share and $0.22 per diluted share, compared with a net loss of $4.4 million, or $0.17 per basic and diluted share, for the comparable period in 2010. Oncothyreon also reported a net loss of $31.2 million, or $0.85 per basic and diluted share, for the nine months ended September 30, 2011, compared with a net loss of $9.5 million, or $0.37 per basic and diluted share, for the nine months ended September 30, 2010. The increase in net income for the three months ended September 30, 2011 compared to the prior year period was primarily attributable to non-cash income as a result of the change in fair value of warrant liability offset by increases in research and development expenses and decreases in general and administrative expenses. The increase in net loss for the nine months ended September 30, 2011 compared to the prior year period was primarily attributable to a non-cash expense as a result of the change in fair value of warrant liability partially offset by increases in research and development expenses and decreases in general and administrative expenses.

As of September 30, 2011, Oncothyreon’s cash, cash equivalents, short-term investments and long-term investments were $62.2 million, compared to $28.9 million as of December 31, 2010. The $33.3 million increase was primarily attributable to the closing of an underwritten public offering completed on May 4, 2011 of 11,500,000 shares of Oncothyreon common stock for net proceeds of $43.1 million, and to the $5.0 million in funding from the initial term loan with General Electric Capital Corporation. This increase was offset by $16.6 million cash used in operations and capital expenditures during the nine months ending September 30, 2011.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided. Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.

Expenses in 2011 are expected to be higher when compared to 2010, primarily as a result of the more advanced clinical development of PX-866, IND-enabling development activities for ONT-10 and the in-license of an anti-Bcl-2 preclinical compound from the Sanford Burnham Medical Research Institute. Oncothyreon currently expects cash used in operations in 2011 to be approximately $23.0 million. Oncothyreon estimates that its existing cash will be sufficient to fund operations for at least the next 12 months.

Conference Call Details

Oncothyreon will conduct a conference call to discuss its third quarter 2011 financial results and provide a review of its pipeline of products in development today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To participate in the call by telephone, please dial (877) 280-7291 (United States) or (707) 287-9361 (International). In addition, the call will be webcast live and can be accessed on the “Events” page of the “News & Events” section of Oncothyreon’s website at www.oncothyreon.com. An archive of the webcast will be available after completion of the discussion and will be posted on the Oncothyreon website.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of our current results and future prospects, this release may contain statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include our expectations regarding future expenses, clinical development activities and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing our product candidates, the adequacy of financing and cash reserves on hand, changes in general accounting policies, general economic factors, achievement of the results we anticipate from our clinical trials with our products and our ability to adequately obtain and protect our intellectual property rights. Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121

Tel: (206) 801-2100 Fax: (206) 801-2101

http://www.oncothyreon.com

Oncothyreon Inc.

Condensed Consolidated Statements of Operations Data

(in thousands except share and per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(Unaudited)
Revenue
Revenue from collaborative and licensing agreements	$—	$4	$145	$13
Operating expenses
Research and development	5,383	2,680	13,764	8,149
General and administrative	1,060	1,665	4,522	6,356

Total operating expenses	6,443	4,345	18,286	14,505

Loss from operations	(6,443)	(4,341)	(18,141)	(14,492)

Other income (expense)
Investment and other income (expense), net	(74)	48	290	100
Interest expense	(179)	—	(453)	—
Change in fair value of warrant liability	16,633	(259)	(12,848)	4,728

Total other income (expense), net	16,380	(211)	(13,011)	4,828

Income (loss) before income taxes	9,937	(4,552)	(31,152)	(9,664)
Income tax benefit	—	200	—	200

Net income (loss)	$9,937	$(4,352)	$(31,152)	$(9,464)

Net income (loss) per share — basic	$0.24	$(0.17)	$(0.85)	$(0.37)

Net income (loss) per share — diluted	$0.22	$(0.17)	$(0.85)	$(0.37)

Shares used to compute basic net income (loss) per share	41,928,775	25,948,423	36,527,164	25,819,126

Shares used to compute diluted net income (loss) per share	44,849,971	25,948,423	36,527,164	25,819,126

Oncothyreon Inc.

Consolidated Balance sheet data

(in thousands except share amounts)

(unaudited)

	September 30, 2011	December 31, 2010

Cash, cash equivalents, short-term and long-term investments	$62,171	$28,877
Total assets	$67,559	$34,445
Long term liabilities	$27,983	$13,727
Stockholder’s equity	$35,761	$18,857
Common shares outstanding	42,043,494	30,088,628